Exhibit 99.1

Press Release
SANTANDER BANK, N.A. ANNOUNCES PRICING OF
 PRIVATE PLACEMENT OF SENIOR NOTES
Boston, January 7, 2015 – Santander Bank, N.A. (the Bank), a wholly-owned subsidiary of Santander Holdings USA, Inc. (SHUSA), announced today that it has priced its previously announced private placement offering of senior unsecured notes, consisting of $750 million aggregate principal amount of 2.00% notes due 2018 (the Fixed Rate Notes) and $250 million aggregate principal amount of floating rate notes due 2018 (the Floating Rate Notes). The Floating Rate Notes will bear interest at a rate of 93 basis points above three-month LIBOR, reset quarterly. The notes will be the obligation solely of the Bank and will not be an obligation of, or otherwise guaranteed, by any affiliate of the Bank, including its parent company, SHUSA. As previously disclosed, the Bank intends to use the proceeds from the offering for general corporate purposes, which may include, without limitation, refinancing, reduction or repayment of debt, including the repayment of outstanding loans extended by the Federal Home Loan Bank on the maturity date of such loans.
The notes have been offered and sold only to institutions that are "accredited investors" within the meaning of Rule 501 of the Securities Act of 1933, as amended (the Securities Act). The notes offered have not been registered under the Securities Act or any state securities laws and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Any offers of the securities have been made only by means of a private offering circular.
Cautionary Statement Regarding Forward-Looking Information
Statements in this press release regarding either SHUSA's or the Bank's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see "Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.
About Santander
Santander Bank, N.A. is one of the largest retail banks in the United States by deposits. Its main corporate offices are in Boston and it operates principally in Connecticut, Delaware, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. Santander's 9,703 employees serve its 1.8 million customers through the Bank's 703 branches, 2,092 ATMs, call centers, website and mobile app. Supervised by the Office of the Comptroller of the Currency and a member of the Federal Deposit Insurance Corporation, Santander in the United States is a wholly-owned, financially autonomous subsidiary of Banco Santander (NYSE: SAN), a global commercial and retail bank. For more information about Santander, visit www.santanderbank.com or call 877-768-2265.
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MEDIA CONTACT:

Nancy Orlando
Media Relations Manager
nancy.orlando@santander.us
617.757.5765